UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20429
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2022
CARTER BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Virginia	001-39731	85-3365661
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)
1300 Kings Mountain Road, Martinsville, Virginia 24112
(Address of Principal Executive Offices) (Zip Code)
(276) 656-1776
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	CARE	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.- Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(d) On March 23, 2022, the Board of Directors (the “Board”) of Carter Bankshares, Inc. (the “Company”) unanimously appointed two new members to the Board, Jacob A. Lutz, III and Curtis E. Stephens, effective immediately on that date. Upon the recommendation of the Nominating and Compensation Committee, the Board approved an increase in the size of the Board and the appointment of Mr. Lutz and Mr. Stephens to fill the resulting vacancies. Mr. Lutz and Mr. Stephens have not been appointed to any Board committees in connection with joining the Board. Determinations regarding the Board committees, if any, to which Mr. Lutz and Mr. Stephens may be appointed in the future will be made in accordance with the Company’s usual practices.

Mr. Lutz is a retired former partner of the law firm Troutman Pepper Hamilton Sanders LLP (“Troutman Pepper”), having served with the law firm and its predecessors from 1990 until his retirement on December 31, 2021. Mr. Lutz chaired Troutman Pepper’s Financial Services Practice for 20 years. Prior to joining Troutman Pepper, Mr. Lutz served as an attorney with the FDIC. Troutman Pepper, among other law firms, provides legal services to the Company and its bank subsidiary Carter Bank & Trust (the “Bank”) in connection with various matters, including general corporate, securities law, regulatory and litigation matters. In 2021, the Company and the Bank paid combined legal fees to Troutman Pepper of approximately $1,350,000, related in large part to a lawsuit that the Company has previously disclosed in its Exchange Act reports and that the Company believes is concluded.

Mr. Stephens is an experienced board member, executive and entrepreneur in the consumer services, transportation, real estate, manufacturing, technology and sports and entertainment industries. Mr. Stephens’ background includes diverse perspectives in business and governance resulting from his experience in privately‐held and publicly-listed companies in a range of senior leadership capacities.

At present, the Company’s non-employee directors do not receive per-meeting fees and instead receive an annual cash retainer in the amount of $38,800, payable monthly, and an annual stock retainer in the form of an annual award of time-based restricted stock. The annual stock retainer for each director is paid in the form of restricted stock in the amount of $30,000 based on the closing price of the Company’s stock on the grant date. Mr. Lutz and Mr. Stephens will not be eligible for restricted stock awards until January 2023. Mr. Lutz and Mr. Stephens will be eligible to receive compensation for their Board service according to the recommendations of the Nominating and Compensation Committee of the Board and the determination of the Board with respect to compensation for all non-employee directors.

There are no arrangements or understandings between either Mr. Lutz or Mr. Stephens and any other person pursuant to which Mr. Lutz or Mr. Stephens were appointed to the Company’s Board. Other than as described above with regard to Troutman Pepper, there are no other transactions to which the Company is a party that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

ITEM 7.01- Regulation FD Disclosure.

On March 24, 2022, the Company issued a press release regarding Mr. Lutz’s and Mr. Stephens’ appointments to the Board, a copy of which is attached as Exhibit 99.1.

ITEM 9.01- Financial Statement and Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release, dated March 24, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER BANKSHARES, INC.
(Registrant)

Date: March 24, 2022	By:	/s/ Wendy S. Bell
	Name:	Wendy S. Bell
	Title:	Chief Financial Officer
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